Sevion Announces Antibody Discovery Collaboration with Johnson & Johnson Innovation and Janssen

San Diego, CA – December 22, 2014 - Sevion Therapeutics Inc. ("Sevion" or the "Company") (OTCQB: SVON), a biopharmaceutical company which discovers, develops and acquires next-generation biologics, today announced a collaboration agreement with CNA Development, LLC, an affiliate of Janssen Pharmaceuticals, Inc. (Janssen) to discover antibodies using Sevion’s spatially addressed library platform. The collaboration facilitated by the Johnson & Johnson Innovation center in California will include discovery of antibodies against multiple targets in several therapeutic areas. Sevion and Janssen will jointly conduct research on antibodies discovered by Sevion, and Janssen will have an option to an exclusive license to develop, manufacture, and commercialize candidates resulting from the collaboration.

Under the terms of the agreement, Sevion will receive an up-front payment and research support payments for activities conducted in collaboration with Janssen. For candidates licensed by Janssen, Sevion would be eligible to receive payments upon the achievement of certain development and commercial milestones potentially totaling up to $125 million as well as low single digit royalties on product sales.

Ronald Martell, CEO of Sevion, noted, “We are excited to collaborate with Janssen, a recognized leader in antibody development and commercialization. This partnership applies the Sevion platform for discovering unique antibodies against important therapeutic targets.”

Unlike traditional antibody drug discovery methods, such as display methods or immunization, the Sevion platform enables discovery of antibodies against proteins that cannot be easily purified in functional form. Sevion’s addressed libraries allow screening directly on the cell surface, opening difficult transmembrane targets to antibody discovery.

Vaughn Smider, Chief Scientific Officer of Sevion, stated, “We believe our ability to identify antibodies against unpurified targets, particularly multispanning membrane proteins, and with different affinities and activities, will lead to breakthroughs in treatment for patients with serious disease. We are excited to work with the Janssen team to discover new and important drug candidates.”

About Sevion Therapeutics

Sevion Therapeutics, Inc. is a biopharmaceutical company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company’s product candidates are derived from multiple key proprietary technology platforms: cell-based arrayed antibody discovery, ultralong antibody scaffolds and Chimerasome nanocages. Sevion has leveraged these technologies to build a pipeline of innovative product candidates. For more information, please visit SevionTherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to integrate the Fabrus science and operations, including the rebranding of the Company as Sevion Therapeutics; the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s gene and antibody technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For Investors:

Joel Brooks

Chief Financial Officer

info@seviontherapeutics.com

For Media:

Eliza Schleifstein, Argot Partners

(917) 763-8106

eliza@argotpartners.com